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                                                                     Exhibit 5.1


                           Sirius Satellite Radio Inc.
                           1221 Avenue of the Americas
                               New York, NY 10020

                                                               November 27, 2002


Sirius Satellite Radio Inc.
1221 Avenue of the Americas
New York, NY 10020


Dear Sirs:

         I am familiar with the Sirius Satellite Radio Inc. 401(k) Savings Plan (the "Plan") under which 900,000 shares of common stock, par value $0.001 per share, of Sirius Satellite Radio Inc., a Delaware corporation (the "Company"), have been authorized for issuance (the "Shares"). I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Act of 250,000 Shares, 250,000 Preferred Stock Purchase Rights (the "Rights"), which are appurtenant to, and trade with, the Shares and an indeterminate number of interests in the Plan ("Plan Interests"). In this connection, I have examined such records, documents and proceedings, as I have deemed relevant and necessary as a basis for the opinions expressed herein.

         Based upon the foregoing, I am of the opinion that Shares, Rights and Plan Interests have been duly authorized for issuance under the Plan by all proper corporate action and, when such Shares, Rights and Plan Interests have been issued pursuant to the provisions of the Plan as set forth in the Registration Statement and any conditions or restrictions relating thereto shall have been satisfied, such Shares will be legally issued, fully paid and non-assessable. When the Rights are issued in accordance with the terms of the Plan and the Rights Agreement, as amended, between the Company and The Bank of New York, as Rights Agent, the Rights will be duly and validly issued. When the Plan Interests are issued in accordance with the terms of the Plan as set forth in the Registration Statement, the Plan Interests will be duly and validly issued.

         The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Those opinions are rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect. The undersigned is not admitted to practice in the State of Delaware.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.


                                                   Very truly yours,

                                                   /s/ Patrick L. Donnelly

                                                   Patrick L. Donnelly
                                                   Executive Vice President,
                                                   General Counsel and Secretary